Exhibit 5.1

ArentFox Schiff LLP 1301 Avenue of the Americas 42nd Floor New York, NY 10019

212.484.3900 main 212.484.3990 fax

afslaw.com

June 10, 2024

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, California 92121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to 12,250,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), by the Selling Securityholder comprising (i) up to 2,250,000 shares of Common Stock (the “Upfront Shares”), and (ii) up to 10,000,000 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the $20.0 million aggregate principal amount of senior secured convertible debentures due May 24, 2026 (the “Debentures”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Debentures, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Upfront Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable; and

2. The Conversion Shares, issuable upon conversion of the Debentures when issued by the Company against payment therefor in the circumstances contemplated by the Debentures, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid, and non-assessable.

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Bionano Genomics, Inc. Page 2
The foregoing opinions are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP

ArentFox Schiff LLP